Exhibit 21.1

Subsidiaries of Edgen Murray II, L.P.

Edgen Murray Corporation, a Nevada corporation

Edgen Murray Canada Inc., an Alberta corporation

EMGH Limited, an English limited company

Pipe Acquisition Limited, an English limited company

Edgen Murray Europe Limited, an English limited company

Edgen Murray Pte. Ltd., a Singapore limited company

Edgen Murray (India) Pvt, Ltd, an India private limited company

Edgen Murray FZE, a United Arab Emirates limited company

EMBZ I, L.L.C., a South Dakota limited liability company

EMBZ II, L.L.C, a South Dakota limited liability company

Edgen Murray do Brasil Limitada, a Brazilian Sociedade

por Quotas de Responsabilidade Limitada

Edgen Murray Bahrain W.L.L.,a Bahrain private company with limited liability

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